Exhibit 99.1


                 McLeodUSA Agrees to Sell Corporate Headquarters
                          Building to AEGON Affiliate

o    McLeodUSA concurrently moving to AEGON office building in Hiawatha, Iowa

o    Move expected to be completed during second quarter 2006


CEDAR RAPIDS, Iowa - October 28, 2005 - McLeodUSA Incorporated, one of the nation's largest independent, competitive telecommunications services providers, today announced that it has reached an agreement to sell its Technology Park corporate headquarters at 6400 C Street SW in Cedar Rapids to Life Investors Insurance Company of America, an AEGON USA Inc. affiliate. The transaction, valued at approximately $27 million, is expected to close by the end of the year, subject to customary closing conditions and receipt by McLeodUSA of required bankruptcy court approvals. McLeodUSA employees currently working at its Technology Park campus will relocate to a leased facility owned by AEGON and located at One Martha's Way in Hiawatha, Iowa. The relocation is expected to be completed during second quarter 2006.

"Based on our current business strategy, a smaller facility that continues to provide a professional business environment for our employees simply makes good economic sense," stated Joe Ceryanec, acting Chief Financial Officer of McLeodUSA. "Proceeds from the sale of our headquarters building will be used to pay down a portion of the $100 million term debt facility the Company intends to enter into upon completion of its restructuring."

About McLeodUSA
---------------
McLeodUSA provides integrated communications services, including local services, in 25 Midwest, Southwest, Northwest and Rocky Mountain states. The Company is a facilities-based telecommunications provider with, as of June 30, 2005, 38 ATM switches, 39 voice switches, 698 collocations and 432 DSLAMs. The Company today has approximately 1,730 employees. Visit the Company's Web site at www.mcleodusa.com

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Some of the statements in this press release include statements about our future expectations. Statements that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Such statements may include projections of financial and operational results and goals, including revenue, EBITDA, Adjusted EBITDA, profitability, savings and cash. In some cases, you can identify these so-called "forward-looking statements" by our use of words such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "project," "intend" or "potential" or the negative of those words and other comparable words. These forward-looking statements are subject to known as well as unknown risks and uncertainties that may cause actual results to differ materially from our expectations. Our expectations are based on various factors and assumptions and reflect only our predictions. Factors that could cause actual results to differ materially from the forward-looking statements include technological, regulatory, public policy or other developments in our industry, availability and adequacy of capital resources, our ability to continue as a going concern, our ability to implement a strategic transaction or a capital restructuring, current and future economic conditions, the existence of strategic alliances, our ability to generate cash, our ability to implement process and network improvements, our ability to attract and retain customers, our ability to migrate traffic to appropriate platforms and changes in the competitive climate in which we operate. These and other risks are described in more detail in our most recent Annual Report on Form 10-K filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

 Contact:
 McLeodUSA Incorporated, Cedar Rapids, IA
 Investor & Press Contact: Bryce Nemitz
 Phone: (319) 790-7800